Director Compensation

Our Compensation Committee of the Board of Directors determines the amount of any fees, whether payable in cash, shares of common stock or options to purchase common stock and expense reimbursement that directors receive for attending meetings of the Board of Directors or committees of the Board of Directors.

During fiscal 2017, our Compensation Committee engaged a third party compensation consultant, Compensia, to provide an assessment of our non-employee director compensation practices and also provided peer analysis information for structuring our director compensation practices related to cash compensation, equity compensation and equity vesting. Based on the results of the peer analysis, we revised our compensation program as shown below to align to the 50th percentile of the peer compensation data.

Cash compensation earned by non-employee directors for their services as members of the Board of Directors or any committee of the Board of Directors was as follows:

•	Annual retainer of $42,000 with an additional $2,000 for each board meeting attended;

•	The chairperson of our Audit Committee, Compensation Committee and Nominations and Governance Committee receive an additional annual retainer of $30,000, $20,000 and $12,000, respectively;

•	The lead director receives an additional annual retainer of $20,000; and

•	Each committee member of the Audit Committee, Compensation Committee and Nominations and Governance Committee receives an additional annual retainer of $15,000, $10,000 and $5,000, respectively.

Non-employee directors are also eligible to receive equity compensation under our 2016 Equity Incentive Plan in which that all equity awards granted to non-employee directors will generally cliff vest, with the entire award vesting one year from the date of grant. In fiscal 2018, we made an equity grant to our non-employee directors in August 2017 related to our fiscal 2018 award. This equity grant consists of 3,407 restricted stock units to each non-employee director in which the entire award will cliff vest in August 2018. See “Long-Term Equity Incentive Awards” in the Compensation Discussion and Analysis above for more information about this plan. We also reimburse all of our directors for their reasonable expenses incurred in attending meetings of our board or committees.

The following table sets forth information concerning the compensation received for services rendered to us by our directors in fiscal 2018:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Joseph F. Eazor(2)	$54,500	$201,354	$255,854
Frank J. Fanzilli, Jr.(3)	62,000	201,354	263,354
Armando Geday(4)	60,000	201,354	261,354
Keith Geeslin(5)	72,000	201,354	273,354
F. Robert Kurimsky(6)	72,000	201,354	273,354
Vivie “YY” Lee (7)	—	116,659	116,659
Daniel Pulver(8)	92,000	201,354	293,354
Gary B. Smith(9)	64,000	201,354	265,354
David F. Walker(10)	87,000	201,354	288,354

(1)
The amounts in theses column represent the grant date fair value of restricted stock units granted during the fiscal year indicated as computed in accordance with FASB ASC Topic 718. The amounts shown disregard estimated forfeitures related to service-based vesting conditions. See Note 9 to the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for a discussion of all assumptions made by us in determining the grant date fair value of such awards.

(2)	Mr. Eazor has 3,407 restricted stock units outstanding as of March 31, 2018.

(3)	Mr. Fanzilli has 35,750 stock options and 3,407 restricted stock units outstanding as of March 31, 2018.

(4)	Mr. Geday has 43,250 stock options and 3,407 restricted stock units outstanding as of March 31, 2018.

(5)	Mr. Geeslin has 24,500 stock options and 3,407 restricted stock units outstanding as of March 31, 2018.

(6)	Mr. Kurimsky has a total of 43,250 stock options and 3,407 restricted stock units outstanding as of March 31, 2018.

(7)	Ms. Lee has a total of 2,150 restricted stock units outstanding as of March 31, 2018.

(8)	Mr. Pulver has a total of 43,250 stock options and 3,407 restricted stock units outstanding as of March 31, 2018.

(9)	Mr. Smith has 43,250 stock options and 3,407 restricted stock units outstanding as of March 31, 2018.

(10)	Mr. Walker has 32,000 stock options and 3,407 restricted stock units outstanding as of March 31, 2018.

Compensation Policies and Practices as They Relate to Risk Management

We have reviewed our compensation policies and practices for all employees and concluded that any risks arising from our policies and practices are not reasonably likely to have a material adverse effect on us.